Exhibit 99.1

News

Release

Tri City National Bank Acquires Bank of Elmwood

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Welcomes former Bank of Elmwood customers

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Expands reach into Racine and Kenosha communities

OAK CREEK, WI, October 23, 2009 – Tri City Bankshares Corporation (Pink Sheets: TRCY), a community financial services company serving Southeastern Wisconsin, today announced that its wholly-owned subsidiary, Tri City National Bank, has acquired the banking operations of Bank of Elmwood in a transaction facilitated by the Federal Deposit Insurance Corporation (FDIC).

Deposits are being assumed by Tri City National Bank with no losses to any depositor.  All branches of Bank of Elmwood will open Saturday, October 24 at their usual time as branches of Tri City National Bank.  Elmwood customers will continue to have access to their funds through their debit cards, checks and online banking and should continue to bank as usual at the Lathrop Avenue, Green Acres (Hwy 38) and Kenosha (Hwy 142) branches as well as the motor bank on Durand Avenue and the in-store bank on Erie Street in the Piggly Wiggly.

“We welcome Bank of Elmwood customers to Tri City National Bank and assure them that their deposits are safe, sound and readily accessible,” said Ronald K. Puetz, Chairman and Chief Executive Officer of Tri City Bankshares.  “Tri City has served the community since 1963 and has earned a reputation for superior customer service from Cedarburg to Milwaukee to Sturtevant.  It is our intent to continue to provide the community banking experience that Bank of Elmwood customers have come to expect.”

Tri City National Bank was selected to complete this transaction through a competitive bidding process.  Mr. Puetz noted, “This acquisition complements the Company’s existing network of branches, increasing our branch footprint from two to seven locations in the Racine and Kenosha marketplace, fits well with our strategic growth plans and increases our overall branch network in Southeastern Wisconsin from thirty-nine to forty-four locations.  Included in that network are 23 locations inside Pick ‘n Save stores which are open seven days a week until 8:00 PM.  We believe this acquisition allows us to efficiently leverage our strong capital base to continue to grow the Company while providing Elmwood customers with expanded services from a well capitalized financial institution.”

Tri City National Bank will assume approximately $250 million in deposits and $280 million in loans.  Under the terms of the agreement, the FDIC will compensate Tri City for loan values under the conditions of a discounted bid as well as other adjustments determined by the FDIC prior to the final closing.  As a function of the assumption of Bank of Elmwood, Tri City is afforded the ability to alter CD interest rates and terms.  It is Tri City’s intention, however, to honor existing rates and terms for local depositors.  Additionally Bank of Elmwood customers have the right to withdraw their funds without penalty prior to maturity.

At Tri City National Bank, Elmwood customers will enjoy a personalized “community” approach with a full range of financial services.  Once acquired accounts are fully integrated into Tri City National Bank’s systems, former Elmwood customers will have access to the additional 38 Tri City branches and no fee access to its 40 ATMs.  If customers of Bank of Elmwood have any questions regarding their accounts, they can  contact any branch during normal business hours.  Tri City National Bank will be providing additional information to these customers shortly.  In addition, responses to Frequently Asked Questions can be found on the Tri City National Bank website at www.tcnb.com.

About Tri City Bankshares Corporation

Tri City Bankshares Corporation is a financial holding company and the parent company of Tri City National Bank, a commercial bank with $783 million in assets and $679 million in deposits at October 20, 2009.  The bank has thirty-nine branches located in Milwaukee, Waukesha, Ozaukee and Racine counties.  Tri City Investment Services, a wholly-owned subsidiary of Tri City National Bank, provides non-deposit investment products such as annuities and mutual funds.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Tri City Bankshares Corporation to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures amount financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Tri City Bankshares’ Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Tri City Bankshares undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, futures events or otherwise.

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For more information contact:

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Ronald K. Puetz

Scott A. Wilson

Chairman and Chief Executive Officer

Executive Vice President and CFO

Phone: (414) 761-1610

Phone: (414) 761-1610

Email: r.puetz@tcnb.com

Email: s.wilson@tcnb.com